Exhibit 99.1

Cross Country Healthcare to Present at Two Investor Conferences

BOCA RATON, Fla.--(BUSINESS WIRE)--January 30, 2012--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation at two upcoming investor conferences:

  Tuesday, February 7, 2012, at 2:30 p.m. Eastern Time at the UBS 22nd Annual Global Healthcare Services Conference being held at the Grand Hyatt New York Hotel in New York City.
  Monday, February 27, 2012, at 9:00 a.m. Eastern Time at the 2012 Citigroup Healthcare Conference being held at The Waldorf-Astoria Hotel in New York City.

Cross Country Healthcare’s presentations will be webcast and accessible to the public online via the Company’s website at www.crosscountryhealthcare.com. Replays will be available for 180 days after the presentation at the UBS Conference and for 90 days after the presentation at the Citigroup Conference. Through this link, visitors will be able to access the Company’s presentations made by Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country Healthcare’s business and prospects.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com